Exhibit 99.1

GENTEX REPORTS THIRD QUARTER 2017 FINANCIAL RESULTS
ZEELAND, MI -- (GLOBE NEWSWIRE - October 20, 2017) - Gentex Corporation (NASDAQ: GNTX) the Zeeland, Michigan-based manufacturer of automotive automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today reported financial results for the three and nine months ended September 30, 2017.

3rd Quarter 2017 Summary

•	Net sales growth of 2% quarter over quarter while North American light vehicle production declined 8% on a quarter over quarter basis.

•	Gross Margin improvement of 130 basis points versus 2Q 2017

•	Earnings per Diluted Share of $0.31

•	3.2 million shares repurchased during the quarter

•	$10.0 million of debt repaid during the quarter
For the third quarter of 2017, the Company reported net sales of $438.6 million, which was an increase of 2% compared to net sales of $429.6 million in the third quarter of 2016. The 2% quarter over quarter growth in net sales was driven by an increase of 12% in international auto-dimming mirror unit shipments. The underlying light vehicle production in Europe, Japan, and Korea was up 7% overall in these markets which comprise the majority of the Company's international shipments. The growth in international auto-dimming mirror unit shipments was partially offset by a quarter over quarter decrease of 7% in North American auto-dimming mirror unit shipments which in large part resulted from an 8% quarter over quarter decline in North American light vehicle production. During the third quarter of 2017, North American light vehicle production schedules decreased by approximately 3% as compared to the Company's original estimates for production, primarily due to intermittent plant shutdowns, which negatively impacted the Company's net sales growth on a quarter over quarter basis by approximately the same percentage.
When compared with the third quarter of 2016, the gross margin declined from 40.5% to 39.0% in the third quarter of 2017, primarily as a result of annual customer price reductions that were not fully offset by purchasing cost reductions, as well as the Company's inability to leverage fixed overhead costs due to the lower growth in sales on a quarter over quarter basis. However, the gross profit margin improved

Exhibit 99.1

sequentially from 37.7% in second quarter of 2017 to 39.0% in the third quarter of 2017, primarily as a result of improvements in product mix and manufacturing efficiencies.
Income from operations for the third quarter of 2017 decreased 4% to $129.1 million when compared to income from operations of $134.2 million for the third quarter of 2016, due to the lower quarter over quarter gross profit margin percentage, which more than offset the quarter over quarter increase in net sales.
Other income increased to $1.8 million in the third quarter of 2017 compared to $0.1 million in the third quarter of 2016, due to an increase in investment income during the most recently completed quarter as compared to the same quarter last year.
Net income for the third quarter of 2017 decreased 2% to $90.2 million compared with net income of $92.1 million in the third quarter of 2016.
Earnings per diluted share in the third quarter of 2017 decreased 3% to $0.31, compared with earnings per diluted share of $0.32 in the third quarter of 2016, as a result of the decrease in net income.
Automotive net sales in the third quarter of 2017 were $428.2 million, an increase of 2% compared with automotive net sales of $419.8 million in the third quarter of 2016, driven by a 5% increase in auto-dimming mirror unit shipments on a quarter over quarter basis.
Other net sales in the third quarter of 2017, which includes dimmable aircraft windows and fire protection products, were $10.5 million, an increase of 6%, compared to other net sales of $9.8 million in the third quarter of 2016.
Share Repurchases
During the third quarter of 2017, the Company repurchased 3.2 million shares of its common stock at an average price of $17.51 per share. As of September 30, 2017, the Company has approximately 14.9 million shares remaining available for repurchase pursuant to its previously announced share repurchase plan. The Company intends to continue to repurchase additional shares of its common stock in the future depending on macroeconomic issues, market trends and other factors that the Company deems appropriate.
Debt Repayment
During the third quarter of 2017, the Company paid down $8.1 million of debt on the Company's term loan, which in combination with its normally scheduled principal repayment of $1.9 million resulted in a total repayment of $10.0 million during the quarter. The Company expects to continue, at its discretion

Exhibit 99.1

based on previously disclosed factors, to pay additional principal toward its debt in the future, in anticipation of such debt maturing on September 27, 2018.
Future Estimates
The Company’s forecasts for light vehicle production for the fourth quarter and full year 2017 are based on the IHS Automotive October 2017 forecast for light vehicle production in North America, Europe, Japan and Korea.

Light Vehicle Production (per IHS Automotive October light vehicle production forecast)
(in Millions)
Region	4Q 2017	4Q 2016	% Change	Calendar Year 2017	Calendar Year 2016	% Change
North America	4.23	4.36	(3)%	17.28	17.83	(3)%
Europe	5.69	5.37	6%	22.27	21.54	3%
Japan and Korea	3.50	3.48	1%	13.51	12.91	5%
Total Light Vehicle Production	13.42	13.21	2%	53.06	52.28	1%
Based on the October 2017 IHS light vehicle production forecast, current forecasted product mix and expense growth estimates, the Company has updated certain of its 2017 guidance. For the fourth quarter of 2017, the Company estimates that revenue will increase between 5% and 10% versus the same quarter last year. Other guidance has been updated below to reflect actual results through the first nine months of calendar year 2017.

2017 Calendar Year Guidance
Annual Guidance
Item	Updated as of 7/21/17	Updated as of 10/20/17
Net Sales	$1.79 - $1.83 billion	$1.78 - $1.80 billion
Gross Margin	38.5% - 39.0%	no change
Operating Expenses (E,R&D and S,G&A)	$165 - $170 million	no change
Tax Rate (excluding discrete items)	31.5% - 32.5%	31.0% - 32.0%
Capital Expenditures	$115 - $130 million	$110 - $120 million
Depreciation & Amortization	$95 - $105 million	$95 - $100 million
Finally, based on 2018 light vehicle production forecasts and current forecasted product mix, the Company is making no changes to its previously announced revenue estimates for calendar year 2018, which continues to be estimated to be over and above the foregoing 2017 revenue estimates in the range of 6% - 10%.

Exhibit 99.1

Safe Harbor for Forward-Looking Statements
This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements contained in this communication that are not purely historical are forward-looking statements. Forward-looking statements give the Company’s current expectations or forecasts of future events. These forward-looking statements generally can be identified by the use of words such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “forecast”, “goal”, “hope”, “may”, “plan”, “project”, “will”, and variations of such words and similar expressions. Such statements are subject to risks and uncertainties that are often difficult to predict and beyond the Company’s control, and could cause the Company’s results to differ materially from those described. These risks and uncertainties include, without limitation: changes in general industry or regional market conditions; changes in consumer and customer preferences for our products (such as cameras replacing mirrors and/or autonomous driving); our ability to be awarded new business; continued uncertainty in pricing negotiations with customers; loss of business from increased competition; changes in strategic relationships; customer bankruptcies or divestiture of customer brands; fluctuation in vehicle production schedules; changes in product mix; raw material shortages; higher raw material, fuel, energy and other costs; unfavorable fluctuations in currencies or interest rates in the regions in which we operate; costs or difficulties related to the integration and/or ability to maximize the value of any new or acquired technologies and businesses; changes in regulatory conditions; warranty and recall claims and other litigation and customer reactions thereto; possible adverse results of pending or future litigation or infringement claims; changes in tax laws; import and export duty and tariff rates in or with the countries with which we conduct business; and negative impact of any governmental investigations and associated litigations including securities litigations relating to the conduct of our business. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law or the rules of the NASDAQ Global Select Market. Accordingly, any forward-looking statement should be read in conjunction with the additional information about risks and uncertainties identified under the heading “Risk Factors” in the Company’s latest Form 10-K and Form 10-Q filed with the SEC.

Exhibit 99.1

Third Quarter Conference Call
A conference call related to this news release will be simulcast live on the Internet beginning at 9:30 a.m. ET today, October 20, 2017. The dial-in number to participate in the call is 844-389-8658, passcode 91223697. Participants may listen to the call via audio streaming at www.gentex.com or by visiting https://edge.media-server.com/m6/p/u4xbsb2s. A webcast replay will be available approximately 24 hours after the conclusion of the call at http://ir.gentex.com/events-and-presentations/upcoming-past-events.
About The Company
Founded in 1974, Gentex Corporation (The NASDAQ Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company’s web site at www.gentex.com.
Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616)772-1590 x5814

Exhibit 99.1

GENTEX CORPORATION
AUTO-DIMMING MIRROR SHIPMENTS
(Thousands)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
North American Interior Mirrors	2,102	2,259	(7)%	6,693	6,835	(2)%
North American Exterior Mirrors	842	921	(9)%	2,673	2,714	(2)%
Total North American Mirror Units	2,944	3,179	(7)%	9,366	9,549	(2)%
International Interior Mirrors	4,794	4,258	13%	14,438	12,771	13%
International Exterior Mirrors	1,875	1,675	12%	5,517	4,887	13%
Total International Mirror Units	6,668	5,933	12%	19,954	17,658	13%
Total Interior Mirrors	6,896	6,517	6%	21,130	19,606	8%
Total Exterior Mirrors	2,717	2,596	5%	8,189	7,601	8%
Total Auto-Dimming Mirror Units	9,613	9,113	5%	29,320	27,207	8%
Note: Percent change and amounts may not total due to rounding.

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)		(Unaudited)
	Three Months Ended September 30,		Nine Months ended September 30,
	2017	2016	2017	2016
Net Sales	$438,627,786	$429,643,276	$1,335,302,109	$1,259,011,840

Cost of Goods Sold	267,398,126	255,821,376	821,063,869	759,726,593
Gross profit	171,229,660	173,821,900	514,238,240	499,285,247

Engineering, Research & Development	24,770,279	23,585,115	75,165,946	69,748,112
Selling, General & Administrative	17,386,729	16,024,504	49,708,008	45,730,143
Operating Expenses	42,157,008	39,609,619	124,873,954	115,478,255

Income from operations	129,072,652	134,212,281	389,364,286	383,806,992

Other Income (Expense)	1,759,391	115,701	4,276,424	(2,300,688)
Income before Income Taxes	130,832,043	134,327,982	393,640,710	381,506,304

Provision for Income Taxes	40,601,708	42,263,336	117,317,687	122,676,422

Net Income	$90,230,335	$92,064,646	$276,323,023	$258,829,882

Earnings Per Share
Basic	$0.32	$0.32	$0.97	$0.90
Diluted	$0.31	$0.32	$0.96	$0.89
Weighted Average Shares
Basic	284,661,920	287,736,638	285,915,565	288,466,905
Diluted	287,020,950	290,453,825	289,061,501	291,024,663

Cash Dividends Declared per Share	$0.100	$0.090	$0.290	$0.265

Exhibit 99.1

GENTEX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	September 30, 2017	December 31, 2016
ASSETS
Cash and Cash Equivalents	$561,999,767	$546,477,075
Short-Term Investments	178,650,929	177,021,197
Accounts Receivable, net	240,505,816	211,591,745
Inventories	206,657,817	189,311,437
Other Current Assets	16,047,166	30,587,575
Total Current Assets	1,203,861,495	1,154,989,029

Plant and Equipment - Net	493,663,599	465,822,467

Goodwill	307,365,845	307,365,845
Long-Term Investments	51,663,435	49,894,363
Intangible Assets	293,800,000	308,275,000
Patents and Other Assets	21,276,820	23,273,129
Total Other Assets	674,106,100	688,808,337

Total Assets	$2,371,631,194	$2,309,619,833

LIABILITIES AND SHAREHOLDERS' INVESTMENT
Current Liabilities	$264,922,840	$149,857,979
Long-Term Debt	—	178,125,000
Deferred Income Taxes	80,443,155	71,212,620
Shareholders' Investment	2,026,265,199	1,910,424,234
Total Liabilities & Shareholders' Investment	$2,371,631,194	$2,309,619,833